Exhibit 99.1

PRESS RELEASE | March 18, 2024 | NASDAQ: PLL

PIEDMONT LITHIUM APPOINTS NEW BOARD DIRECTOR

BELMONT, North Carolina, March 18, 2024 – Piedmont Lithium (“Piedmont” or the “Company”) (Nasdaq: PLL; ASX: PLL), a leading global supplier of lithium resources critical to the U.S. electric vehicle (“EV”) supply chain, today announced the appointment of Dawne Hickton to the Board of Directors (“Board”), effective March 14, 2024. Ms. Hickton is an accomplished leader in the aerospace, energy, and metals industries, adding to the extensive manufacturing expertise of the directors and further diversifying the Board’s executive, operational, and strategic guidance to the Company.

“We are pleased to welcome Dawne to Piedmont’s Board,” said Jeff Armstrong, Chairman of the Company’s Board of Directors. “Dawne has an expansive background in board leadership as a highly regarded executive with an impressive career leading global manufacturing supply chain companies in multiple industries. We are confident she will add valuable insights and perspectives as we advance Piedmont’s business strategy in the global lithium market and drive efforts to enhance value for shareholders.”

Keith Phillips, President and CEO of Piedmont Lithium, added, “Dawne is a transformative leader with cross-industry experience and a remarkable depth of expertise. She has been both a public and private company CEO and has established a record of leading organizations through important periods of growth. We look forward to working with her as we advance our mission to supply the U.S. with lithium resources through our portfolio of projects.”

Dawne Hickton
Ms. Hickton brings decades of corporate leadership experience to her position on Piedmont’s Board as well as a history of operational, commercial, financial, and strategic success. She currently serves as the Chair and CEO of Cumberland Additive, Inc., a metal additive manufacturer of solutions for the aerospace, defense, energy, and space markets. Ms. Hickton also serves as a member of the National Space Council User’s Advisory Group, which is chaired by the Vice President of the United States to enable and propel America’s space objectives.

Prior to her current role, Ms. Hickton was the Executive Vice President of Jacobs (NYSE: J) and President of its Critical Mission Solutions business line, which provides engineering design and support services for NASA, the U.S. Department of Energy, and other national security priorities. She also held the position of Vice Chair, President, and CEO of RTI International Metals, Inc. (NYSE: RTI), a billion-dollar, vertically integrated global supplier of titanium mill products and fabricated metal components.

Ms. Hickton is a Trustee for the University of Pittsburgh and an emeritus member of the Board of the Smithsonian National Air and Space Museum. She is a graduate of the University of Rochester and earned a Juris Doctor degree from the University of Pittsburgh School of Law.

For further information, contact:

Erin Sanders
SVP, Corporate Communications &
Investor Relations
T: +1 704 575 2549
E: esanders@piedmontlithium.com

About Piedmont Lithium
Piedmont Lithium Inc. (Nasdaq: PLL; ASX: PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. Our goal is to become one of the largest lithium hydroxide producers in North America by processing spodumene concentrate produced from assets where we hold an economic interest. Our projects include our Carolina Lithium and Tennessee Lithium projects in the United States and partnerships in Quebec with Sayona Mining (ASX: SYA) and in Ghana with Atlantic Lithium (AIM: ALL; ASX: A11). We believe these geographically diversified operations helps us to play a pivotal role in supporting America’s move toward energy independence and the electrification of transportation and energy storage. For more information, follow us on Twitter @PiedmontLithium and visit www.piedmontlithium.com.